Exhibit 21.1

Measurement Specialties, Inc. Subsidiaries

Legal Entity	Jurisdiction

Measurement Specialties, Inc	New Jersey (US)

Transducer Controls Corporation	California (US)

BetaTHERM LLC	Massachusetts (US)

MEAS LLC	Delaware (US)

Measurement Specialties Foreign Holdings Corporation	Delaware (US)

Kenabell Holding Limited	British Virgin Islands

MEAS Asia Ltd	Hong Kong

Measurement Specialties (China) Ltd	Peoples Republic of China

MEAS Shenzhen Ltd *	Peoples Republic of China

Measurement Specialties (Chengdu) Ltd	Peoples Republic of China

Acalon Holding Limited	Cyprus

MEAS Europe SAS	France

Nikkiso-THERM (50%)	Japan

MEAS France SAS	France

MEAS Switzerland sarl	Switzerland

MEAS Deutschland GmbH	Germany

MEAS (BetaTHERM) Ireland	Ireland

Betatherm Holding Limited*	Ireland

Betatherm Trading Limited*	Ireland

Betatherm Group Limited *	Ireland

Betatherm R&D Limited	Ireland

Caribbean Electronics Manufacturing Limited*	Barbados

Timesquest Limited	United Kingdom

MEAS Scotland	United Kingdom
Gentech Sensors, Inc.*	Delaware (US)

* - Dormant or inactive